For release:  August 5, 2008

Contact: Gerald Coggin, Sr. V.P. Corporate Relations

Phone: (615) 890-2020

NHC reports second quarter earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (AMEX:  NHC, NHC.PR.A), today announced that revenues for the second quarter increased 7.1% from $149,946,000 to $160,562,000.  After removing the impact of a one time note recovery in 2007, NHC’s net income for the second quarter increased 16% over the same quarter for 2007.

Second quarter net income available to common shareholders was $7,318,000 or 57 cents per basic common share, compared to $11,892,000 or 95 cents per basic share in the second quarter of 2007.  Pretax earnings for the comparable quarter of the prior year included the recovery on a note receivable, previously written off, in the amount of $6,195,000.

NHC provides services to 75 long-term health care centers with 9,642 beds. NHC also operates 32 homecare programs, seven independent living centers and 23 assisted living centers. NHC’s other services include managed care specialty medical units, Alzheimer’s units, hospice, and a rehabilitation services company. In order to understand in all material respects the financial condition, results of operations and cash flows of NHC, the investor must review our most recent Form 10-Q quarterly report, Form 10-K annual report and press releases which are available on our web site at www.NHCcare.com.

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

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NHC reports second quarter earnings

Condensed Statements of Income

(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
Revenues:	2008	2007	2008	2007
Net patient revenues	$ 143,163	$ 134,031	$ 287,128	$ 267,511
Other revenues	17,399	15,915	33,575	28,939
Net revenues	160,562	149,946	320,703	296,450

Costs and Expenses:
Salaries, wages and benefits	86,312	81,539	173,853	160,713
Other operating	44,639	40,933	89,953	82,761
Recovery of notes receivable	-	(6,195)	-	(6,195)
Rent	7,876	10,486	15,794	21,009
Depreciation and amortization	6,024	3,828	12,021	7,584
Interest	170	294	389	570
Total costs and expenses	145,021	130,885	292,010	266,442

Income Before Income Taxes	15,541	19,061	28,693	30,008
Income Tax Provision	(6,055)	(7,169)	(11,035)	(11,076)

Net Income	9,486	11,892	17,658	18,932

Dividends to Preferred Shareholders	(2,168)	-	(4,336)	-

Net income available to common shareholders	$ 7,318	$ 11,892	$ 13,322	$ 18,932

Earnings Per Common Share:
Basic	$ 0.57	$ 0.95	$ 1.04	$ 1.51
Diluted	$ 0.56	$ 0.92	$ 1.02	$ 1.46

Weighted average common shares outstanding
Basic	12,779,582	12,538,104	12,773,639	12,532,200
Diluted	13,125,402	12,994,966	13,121,810	12,993,625

Balance Sheet Data

(in thousands)	June 30	Dec. 31
	2008	2007
Cash and marketable securities	$ 193,191	$ 167,779
Current assets	269,272	246,014
Total assets	721,804	698,408
Current liabilities	200,184	188,825
Long-term obligations	34,173	33,790
Deferred lease credit	4,241	4,847
Deferred revenue	17,056	15,238
Stockholders' equity	466,150	455,708

NHC Reports Second Quarter Earnings

Selected Operating Statistics

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007
Per Diems:
Medicare	$ 362.45	$ 348.45	$ 362.95	$ 350.28
Medicaid	145.64	141.10	146.09	140.53
Private Pay and Other	216.44	202.93	214.72	202.03

Patient Days:
Medicare	102,748	100,482	206,354	199,973
Medicaid	274,123	276,536	549,163	551,080
Private Pay and Other	165,727	156,167	330,048	306,587
	542,598	533,185	1,085,565	1,057,640

Average Per Diem	$ 208.03	$ 198.28	$ 208.18	$ 198.01